PART II AND III

KULA VENTURES #2 LTD.

6350 W. Cheyenne Ave.

Las Vegas, NV 89108

(702) 582-7667

Maximum Offering: $40,000,000 of unsecured promissory notes

Alternative A: 2 year term, 8.0% interest paid monthly

Alternative B: 3 year term, 9.0% interest paid monthly

Alternative C: 5 year term, 10.0% interest paid monthly

This Offering Circular relates to the offer and sale by Kula Ventures #2 Ltd. (“our”, “we”, “us”, and/or “Company”), a Nevada corporation, of up to $40,000,000 in unsecured promissory notes, having repayment terms of, at the election of each Subscriber: (A) a term of two years, bearing simple interest at a rate of 8% per annum (the “Type A Notes”); (B) a term of three years, bearing simple interest at a rate of 9.0% per annum (the “Type B Notes”); or (C) a term of five years, bearing simple interest at a rate of 10% per annum (the “Type C Notes” and, together with the Type A Notes and Type B Notes, the “Notes”). There is no limit on the dollar value of any of the types of notes offered as a percentage of the total offering. Interest only on all Notes will be paid monthly on the basis of a 360 day year with the principal due at maturity. The minimum investment amount for a single investor is a single Note in the principal amount of $500.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer	Proceeds to Other Persons
Per Investor Minimum	$500	$22.50	$477.50	$0
Total Maximum	$40,000,000	$1,820,000	$38,180,000	$0

__________

(1) The Company has retained JumpStart Securities to act as a broker-dealer in this transaction. JumpStart Securities will not receive any finders fees, but will receive a commission/brokerage fee of $20,000 plus 1.5% of the aggregate amount of gross proceeds from the offering. Additionally, escrow and technology fees for payment facilitation will equal 3% assuming the offering is completely fulfilled.

The Notes will be offered on a continuing basis to commence promptly after the date this Offering Circular is qualified. We will pay all expenses incurred in this offering. The net proceeds identified is calculated before deducting expenses of the offering payable by us, including, but not limited to, legal and accounting fees, printing costs, and other miscellaneous related expenses. All funds received as a result of this offering will be immediately available to us for our general business purposes. Because there is no minimum dollar amount of Notes that must be sold in order for the offering to close, there is a risk that we may not receive sufficient proceeds from the offering to fully and effectively execute on our business plan as described herein.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

The Notes will not be listed on a registered national securities exchange upon qualification. Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This Offering Circular is intended to provide the information required by Part II and III of Form I-A. We have elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

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This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. For a discussion of the risk factors concerning this investment, see ‘‘RISK FACTORS’’ starting on page 6.

The date of this Offering Circular is June 19, 2020

You should read this entire Offering Circular before investing in the Notes. Investing in the Notes involves risks, including the following that we believe are the most significant:

•	The Notes are not deposits in a bank and are not insured against loss by the FDIC.

•	The Notes are not secured by a security interest in any of our assets.

•	There is no public market for our Notes and none is expected to develop.

•	The Notes are subject to restrictions on transferability.

•

We will not set aside funds in a sinking fund to pay interest or principal on the Notes, so you must rely on our profits and other sources of cash to generate sufficient cash flow to make interest and principal payments.

•	Our management will have broad discretion to use the proceeds from this offering and may use them in ways that do not generate sufficient profits to pay interest on the Notes.

•	We have a limited operating history.

•	Our management team may face conflicts of interest such as competing demands for their time and the ability to compete with us for business opportunities.

•	We have conducted no revenue-generating business activities and as such have not generated any revenue since inception.

•	Our management has discretion to incur debt that may have a repayment priority that is senior to the Notes.

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SUMMARY

KULA VENTURES #2 LTD.

Company Overview

We are a commercial real estate lending company. Our business model is to acquire and service loans secured by commercial real estate primarily in the western United States. Our customers will generally use the proceeds of our loans to develop new, or rehabilitate existing, commercial real estate projects for resale. We anticipate that a significant number of our loans will be to entities that are owned and controlled by Brock Metzka, a real estate developer and licensed general contractor based in Las Vegas, Nevada, and the control person of one of our founding shareholders, SB Equity Management LLC, a Nevada limited liability company.

Through this Offering, we are seeking new funding for direct investment into real estate projects via secured debt and for general corporate and working capital purposes, to be allocated at the discretion of management.

THE OFFERING

Securities being Offered:

We are offering up to a up to $40,000,000 in unsecured promissory notes, having repayment terms of Subscriber: (A) a term of two years, bearing simple interest at a rate of 8% per annum (the “Type A Notes”); (B) a term of three years, bearing simple interest at a rate of 9.0% per annum (the “Type B Notes”); or (C) a term of five years, bearing simple interest at a rate of 10% per annum (the “Type C Notes” and, together with the Type A Notes and Type B Notes, the Notes”). Interest only on all Notes will be paid monthly on the basis of a 360 day year with the principal due at maturity.

Prepayment provisions:	The Notes may be prepaid by us, in whole or in part, at any time and without penalty.

Offering Price:	The Notes will be offered and sold at face value in increments of $500, with a $500 minimum, although we reserve the right to issue Notes in any face amount.

Minimum per Investor:	The minimum investment amount for a single investor is a single Note in the principal amount of $500.

Minimum value of Notes to be sold in this Offering:	There is no minimum dollar amount of Notes that must be sold for this offering to close.

Maximum value of Notes to be sold in this Offering:	The maximum dollar amount of Notes offered for sale in this offering is $40,000,000. There is no limit on the dollar value of any of the types of notes offered as a percentage of the total offering.

Use of Proceeds:	We intend to use the net proceeds of this offering to execute our business plan. See “Use of Proceeds.”

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SUMMARY FINANCIAL INFORMATION

Fiscal Year Ended February 29, 2020 (audited)
Balance Sheet Data
Cash	$59,980
Total Assets	$59,980
Liabilities	$1,475
Total Stockholders’ Equity	$58,505

Statement of Operations
Revenue	0
Net (Loss) for Reporting Period	$(1,495)

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RISK FACTORS

You should consider each of the following risk factors and any other information set forth herein, including our financial statements and related notes, in evaluating our business and prospects. The risks and uncertainties described below are not the only ones that have an impact on our operations and business. Additional risks and uncertainties not presently known to us, or that we currently consider immaterial, may also impair our business or operations. If any of the following risks actually occur, our business and financial results or prospects could be harmed. In that case, the value of the Notes could decline and we may be unable to achieve profitable operations or generate sufficient revenue to repay the Notes or make required interest payments.

Forward-Looking Statements

This Offering Circular contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. The actual results could differ materially from our forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this Offering Circular.

Risks Related to Our Company and Business

We are a development stage company organized in February 2020 and have recently commenced operations, which makes an evaluation of us extremely difficult. At this stage of our business operations, even with our good faith efforts, we may never become profitable or generate any significant amount of revenues, thus potential purchasers of our Notes have a high probability of losing their investment.

We were organized February 3, 2020 in the state of Nevada as a corporation. As a result of our start-up operations we: (i) have not generated any revenues, (ii) have and will continue to accumulate deficits due to organizational and start-up activities, business plan development, and professional fees since we organized. There is nothing at this time on which to base an assumption that our business operations will prove to be successful or that we will ever be able to operate profitably or generate sufficient revenue to repay the Notes or make required interest payments. Our future operating results will depend on many factors, including our ability to raise adequate working capital, availability of suitable borrowers and projects for us to fund, the level of our competition, and our ability to attract and maintain key management and employees.

If we do not obtain sufficient total financing, our business development plans will be delayed and we may not achieve profitable operations.

In the event we are not successful in selling the maximum dollar value of Notes in this offering, we will require additional capital to execute on our business development plans. In that event, we intend to seek additional funds by issuing additional debt or by sales of other securities. Our business plan calls for incurring expenses for development of a loan portfolio, as well as ongoing expenses for operations and administration. If no additional financing is secured, we may have to significantly curtail our plan of operations. If that is the case, our business will not grow as desired. Our ability to raise additional financing is unknown. We do not have any formal commitments or arrangements for the advancement of funds. Consequently, there can be no assurance that we will be able to obtain access to capital as and when needed or, if so, that the terms of any available financing will be commercially reasonable. If we are unable to raise suitable financing, our business development plans may be delayed and we may be unable to achieve profitable operations or generate sufficient revenue to repay the Notes or make required interest payments.

There is no minimum offering contingency.

All proceeds of this offering will be made available to us immediately for our general business purposes upon our acceptance of subscriptions for Notes. Because there is no minimum dollar amount of Notes that must be sold in order for the offering to close, there is a risk that we may not receive sufficient proceeds from the offering to fully and effectively execute on our business plan as described herein.

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We currently have no loans under contract and those we place under contract may not be consummated.

Our net income will depend in large part on our ability to purchase, manage, and dispose of loans secured by commercial real estate. We currently do not have any loans in our portfolio or any potential loans under contract. Although we are searching for suitable loans on behalf of the Company, there can be no assurance that we will be able to acquire a sufficient quantity of suitable loans to be able to generate sufficient revenue to allow us to make required interest payments on the Notes or repay the principal balance of the Notes at maturity.

Our business model relies upon timely repayment of loans by our borrowers.

Our business plan calls for us to purchase, manage, and dispose of loans secured by commercial real estate. Our ability to generate income depends upon timely repayment of loans by our borrowers. Should our borrowers default on their obligations to us, we will incur costs in enforcing the terms of our loans and experience delays in recovering moneys owed to us by any defaulting borrower. In addition, the commercial real estate we will require as security against the risk that a borrower may default on its obligations to us may not bring sufficient proceeds upon liquidation to fully compensate us for losses on a defaulted loan. If our borrowers do not timely repay their loans to us in full it may impair our ability to generate sufficient cash to make required interest payments on the Notes or repay the principal balance of the Notes at maturity.

The COVID-19 pandemic may result in a prolonged economic downturn.

COVID-19 is a public and political crisis, and unknown disruptions may occur that may result in a general economic decline. A prolonged economic downturn from the negative effects of the virus could result in a reduced number of potential customers for our loans who our management would consider to be qualified borrowers, or a reduced overall demand for our loans by such qualified potential customers. If we are unable to place the proceeds of this offering with qualified customers in sufficient amounts and on terms consistent with our lending criteria, it may impair our ability to generate sufficient cash to make required interest payments on the Notes or repay the principal balance of the Notes at maturity.

The COVID-19 pandemic may disrupt the ability of our borrowers to repay our loans.

Our business plan calls for us to purchase, manage, and dispose of loans secured by commercial real estate. Our customers will be commercial real estate developers who will use the proceeds of our loans to acquire and develop real property, including new construction and rehabilitation of existing improvements. Such endeavors necessarily require construction equipment, raw materials, and skilled labor. In order to be able to repay our loans, our customers will generally need to be able to either complete their projects altogether or make sufficient progress that they can secure permanent replacement financing.

The spread of COVID-19 poses a risk of labor force and supply chain disruption. Real estate development and construction is not a business that can operate with employees or subcontractors working remotely. Self-quarantine, governmental mandated shutdowns or workplace protocols, or actual viral health issues may result in a shortage of necessary equipment, raw materials or labor that could delay our customers’ projects and their ability to repay their loans from us according to their terms. If our borrowers do not timely repay their loans to us in full it may impair our ability to generate sufficient cash to make required interest payments on the Notes or repay the principal balance of the Notes at maturity.

Our business plan calls for us to invest in illiquid assets, which we may be unable to liquidate at full value should we need additional cash to pay interest on the Notes or to repay the Notes at maturity.

Our business plan calls for us to purchase, manage, and dispose of loans secured by commercial real estate. Because such loans are relatively illiquid, our ability to promptly sell one or more of our portfolio loans for reasonable prices in response to changing economic, financial and investment conditions will be limited. We cannot predict whether we will be able to sell any portfolio loan for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a portfolio loan. The relative illiquidity of our assets may impair our ability to generate sufficient cash to make required interest payments on the Notes or repay the principal balance of the Notes at maturity.

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The value of our loans to our customers will decline if market interest rates increase.

Our business plan calls for us to purchase, manage, and dispose of loans secured by commercial real estate. The value of our loan portfolio will fluctuate with changes in underlying market interest rates. Typically, a rise in interest rates causes a decline in the value of existing outstanding loans. Should we need to sell one or more of our portfolio loans prior to maturity that bears interest at less than prevailing market rates, we may suffer a loss on that sale which could impair our ability to generate sufficient cash to make required interest payments on the Notes or repay the principal balance of the Notes at maturity.

Our success is dependent in part on our senior management, and the loss of their services could disrupt our operations.

We are organized as a corporation under Nevada law. Our future success and our ability to generate sufficient revenue to repay the Notes or make required interest payments will depend, in large part, on the continued services and experience of our sole officer and director, Robert Rink, and our VP of Operations, Tiger Mynarcik. We depend on the services of these individuals to, among other things, continue our growth strategies and maintain and develop our client relationships. The loss of their services would disrupt our operations and would delay our planned growth while we worked to replace them. We do not have an employment agreement in place with Mr. Rink or with Mr. Mynarcik. We do not have in place any policy of ‘‘key person’’ life insurance on the life of Mr. Rink or on the life of Mr. Mynarcik and we do not have a succession plan in place should either or both of them leave.

Because of pressures from competitors with more resources, we may fail to implement our business strategy profitably.

The market for loans secured by commercial real estate is intensely competitive and we expect competition to increase in the future. We will compete with a growing constellation of both large and smaller companies that offer similar financing terms. These companies also have longer operating histories, greater name recognition, access to larger investor and real estate networks, and significantly greater financial, technical and marketing resources than we do. As a result, they may be able to devote greater resources to the promotion and sale of their products. In addition, they may have more firmly established financial and investment relationships in the industry. Therefore, we cannot be sure that we will be able to successfully implement our business strategy in the face of such competition. If we cannot compete effectively, we may experience significant financial loss which will materially adversely affect our business, operating results and financial condition, and our ability to generate sufficient revenue to allow us to make required interest payments on the Notes or repay the principal balance of the Notes at maturity.

We may incur future debt that could reduce our profits and impair our ability to pay interest or to repay the Notes at maturity.

To fund future operations, we may need to incur substantial debt in the future. We may also incur debt in addition to the proceeds of this offering to enable us to purchase secured loans in a total amount that exceeds the proceeds of this offering. Such additional debt may have terms that would provide for a priority of repayment that is senior to the Notes. The terms of the Notes expressly permit us to issue such senior debt securities. Your right to receive interest payments and payments of principal upon maturity will not be senior to the rights of other general, unsecured creditors to receive payment from us on our other indebtedness, and may be junior to the rights of other creditors. Additional debt securities may also be secured by some or all of our assets. The risks described below will be magnified if and as we incur new debt. Our indebtedness could have important consequences to you. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing;

•

require the dedication of a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness, thereby reducing the availability of such cash flow to fund our growth strategy, working capital, capital expenditures and other general corporate purposes;

•	increase our vulnerability to interest rate increases if future debt must be incurred at interest rates that are higher than current rates;

•	limit our flexibility to plan for, or react to, changes in our business and the industry;

•	place us at a competitive disadvantage relative to competitors with less debt;

•	limit our ability to pay interest on your Notes; and/or

•	make it difficult or impossible for us to repay the principal balance of your Note at maturity.

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Our management has broad discretion over the allocation of the proceeds from the offering, and you could lose your entire investment if management invests our funds in unsuccessful initiatives.

Our management will have broad discretion in determining how the proceeds from this offering will be used, and you will be relying on the judgment of our management regarding the application of these proceeds. Allocation of the net proceeds will affect how our business grows. It is possible that our management may not apply the net proceeds of this offering in ways that result in the successful growth of the Company or generate sufficient revenue to allow us to make required interest payments on the Notes or repay the principal balance of the Notes at maturity.

Our management has broad discretion over the allocation of the proceeds from the offering, including the discretion to purchase loans which may be subordinated to other debt of the borrower, which are under-secured, or which are unsecured altogether.

Although our business plan calls for us to generally seek to purchase loans secured by deeds of trust or mortgages against commercial real estate with a loan to value ratio of not greater than ninety percent (90%), our management retains the discretion to acquire loans that fall outside of these parameters, including loans that are unsecured or which are subordinated to other debt of the borrower. Such loans may carry a greater risk of loss to us than loans fully secured by a deed of trust or mortgage. If we suffer losses on our loan portfolio that cannot be effectively recovered by proceeding against adequate security, it may materially adversely affect our business, operating results and financial condition, and our ability to generate sufficient revenue to allow us to make required interest payments on the Notes or repay the principal balance of the Notes at maturity.

Risks Related to the Notes

The Notes are not insured against loss by the FDIC or any governmental agency, so you could lose your entire investment.

The Notes are not bank deposits and neither the Federal Deposit Insurance Corporation nor any other governmental or private agency insures the Notes. Our ability to repay the Notes and make required interest payments depends solely upon our earnings, our working capital and other sources of liquidity available to us. If these payment sources are inadequate, you could lose your entire investment.

The Notes lack liquidity and marketability. Accordingly, you may not be able to freely sell or transfer your Notes.

Your ability to sell a Note depends in part on the presence in the marketplace of a willing buyer. There is no public market for the Notes and we do not anticipate that any market will develop in the foreseeable future. As a result, you may not be able to freely sell or transfer your Notes. Moreover, Notes may not be transferred without complying with federal and state securities laws. Due to these factors, there can be no assurance that you will be able to sell your Note at a price or time desirable to you, if at all.

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We do not set aside funds in a sinking fund to pay ongoing interest or to repay the principal owed by us on the Notes at maturity, so you must rely on our revenues from operations and other sources of funding for interest and principal payments. These sources may not be sufficient to meet these obligations.

We do not contribute funds on a regular basis to a separate account, commonly known as a sinking fund, to pay interest on the Notes or in anticipation of repaying the principal amount due on the Notes at maturity. Accordingly, you will have to rely on our cash from operations and other sources of liquidity, such as borrowed funds and proceeds from future offerings of securities, for interest payments and principal payments upon maturity. Our ability to generate revenues from operations in the future is subject to general economic, financial, competitive, legislative, statutory and other factors that are beyond our control. Moreover, we cannot assure you that we will have access to additional sources of liquidity if our cash from operations are not sufficient to fund required interest and principal payments to you. Our need for such additional sources may come at undesirable times, such as during poor market or credit conditions when the costs of funds are high and/or other terms are not as favorable as they would be during good market or credit conditions. The cost of financing will directly impact our results of operations, and financing on less than favorable terms may hinder our ability to make a profit. We currently do not have any revenues.

We have the right to make a mandatory prepayment of the Notes, so you may earn less return on your investment than originally expected.

We may prepay your Note from you, in whole or in part, at any time and without penalty. If we choose to prepay your Note, we will be required only to return that portion of your original investment that we choose to prepay, plus any unpaid interest that has accrued on your Note. After prepayment, you may not be able to re-invest your funds with us or elsewhere at comparable rates and, therefore, may earn less than you expected to earn at the time of your investment in your Note.

You will be directly responsible for monitoring our compliance with the terms of the Notes, including our payment obligations.

No independent person has been engaged to monitor our compliance with the terms of the Notes, including payment of interest to our Noteholders. You will be responsible to monitor our compliance with our obligation to pay your Note in accordance with its terms, notify us of any default, and enforce your rights under the terms of your Note should we breach its terms.

Risks Related to Legal Uncertainty

If our company becomes subject new government regulation, our ability to be profitable may be severely impaired.

Even as their popularity has grown, the sale of debt securities has come under scrutiny for being high risk investments. We therefore face a risk that new regulations addressing the risk may arise. We may be unable to comply with any such new regulations on a cost-effective basis within the limitations imposed by any such new regulation.

The exemption from the Investment Company Act may restrict our operating flexibility.

We do not intend to register as an investment company under the Investment Company Act of 1940. We intend to make investments and conduct our operations so that we are not required to register as an investment company. If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates; and

•	compliance with reporting, recordkeeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

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Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U. S. government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. We must monitor our holdings to ensure that the value of their investment securities does not exceed 40% of our total assets (exclusive of U. S. government securities and cash items) on an unconsolidated basis.

At all times we intend to conduct our business so as to fall within the exemption from the definition of “investment company” provided by Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C) of the 1940 Act excludes from regulation as an investment company any entity that is primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate.” This exclusion generally requires that at least 80% of our portfolio must be comprised of qualifying interests and real estate-type interests (and no more than 20% comprised of miscellaneous assets). Therefore, we intend to operate so that not less than 80% of our assets will be loans fully secured by real estate. Maintaining this exemption may adversely impact our ability to acquire or hold investments, to engage in future business activities that we believe could be profitable, or could require us to dispose of investments that we might prefer to retain.

For purposes of the exclusions provided by Sections 3(c)(5)(C), we will classify our investments based in large measure on no-action letters issued by the SEC staff and other SEC interpretive guidance and, in the absence of SEC guidance, on our view of what constitutes a qualifying interest and a real estate-type interest. Future revisions to the Investment Company Act or further guidance from the SEC or its staff may force us to re-evaluate our portfolio and our investment strategy.

The loss of our Investment Company Act exemption could require us to register as an investment company or substantially change the way we conduct our business, either of which may have an adverse effect on us, our profitability, and our ability to repay the Notes.

On August 31, 2011, the SEC published a concept release (Release No. 29778, File No. S7-34-11, Companies Engaged in the Business of Acquiring Mortgages and Mortgage Related Instruments), pursuant to which it is reviewing whether certain companies that invest in mortgage-backed securities and rely on the exclusion from registration under Section 3(c)(5)(C) of the Investment Company Act, related to such investment activity, should continue to be allowed to rely on such an exclusion from registration. If the SEC or its staff takes action with respect to this exclusion, these changes could mean that we could no longer rely on the Section 3(c)(5)(C) exclusion. This could result in our failure to maintain our exclusion from registration as an investment company.

If we fail to maintain an exclusion from registration as an investment company, either because of SEC interpretational changes or otherwise, we could, among other things, be required either: (i) to substantially change the manner in which we conduct our operations to avoid being required to register as an investment company; or (ii) to register as an investment company, either of which could have an adverse effect on us, our profitability and our ability to repay the Notes. If we are required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure, management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration and other matters. The resulting additional expenses and operational requirements associated with such registration may materially and adversely impact our financial condition and results of operations in future periods and our ability to repay the Notes.

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Our Officers and Directors are not prohibited from engaging in other business ventures, which may create conflicts of interest.

Our Articles and Bylaws permit our officers and directors to directly engage in any other business ventures and activities, even if those ventures and activities compete with the Company. The fact that our officers and directors may engage in ventures that compete with us could create a conflict of interest between our affiliates and us because these persons may choose to directly seize upon business opportunities from which we could benefit if those opportunities were instead made available to us. Neither we nor any Noteholder has any rights with respect to any such ventures and activities or the income or profits derived therefrom, so this conflict of interest could result in the Company earning less profit than would be the case if our affiliates were required to first present favorable business opportunities to us. Additionally, should any of our management engage in another such venture, that person may choose to devote his or her time in such a manner that detracts from time devoted to the Company.

Robert Rink, our sole officer and director and the owner of our expected primary source for loans to purchase, may face conflicts of interest.

Our sole officer and director, Robert Rink, is also the owner of Pinnacle Lending Group, Inc., which we expect to be the primary source for the loans we intend to service and acquire. Mr. Rink’s dual role may create conflicts of interest that may result in him making decisions in connection with the acquisition by us of a particular loan that on terms that benefit Pinnacle Lending Group, Inc. at our expense. For example, Mr. Rink may cause us to purchase a loan at full price that Pinnacle Lending Group, Inc. would be unable to sell to another buyer except at a discount because the loan has become riskier than other buyers are willing to accept without a substantial discount. There may be other situations not presently foreseeable in which the joint control of us and Pinnacle Lending Group, Inc. by Mr. Rink may create conflicts of interest.

Mr. Rink also faces potential conflicts of interest with us because of his role as the sole officer and director of Kula Ventures, Ltd., a Nevada corporation, another entity that has a similar business plan to ours. Mr. Rink’s role with both entities will necessarily require him to decide which entity will purchase which loans and may result in Mr. Rink allocating less desirable loans to us. For example, Mr. Rink may cause us to purchase loans that carry a greater risk or lower interest rate than loans he may cause Kula Ventures, Ltd. to acquire. Our VP of Operations, Tiger Mynarcik, faces similar potential conflicts of interest as he also serves as the VP of Operations for Kula Ventures, Ltd. These potential conflicts of interest could result in action or inaction by our management that is adverse to us and which may adversely affect our ability to repay the Notes.

Our Articles and Bylaws require us to indemnify our Officers and Directors for claims related to actions taken on behalf of the Company.

Our Articles and Bylaws provide that our officers and directors are entitled to indemnification by the Company for all damages, claims, liabilities, judgments, fines, penalties, charges, and similar items incurred in connection with defending any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person was acting for or on behalf of the Company unless such liability is finally found by a court of competent jurisdiction to have resulted primarily from the indemnified party’s bad faith, gross negligence or intentional misconduct. Nevada law prohibits indemnification unless it is shown that the person to be indemnified (i) did not act in good faith, (ii) did not reasonably believe his or her actions to be in or not opposed to the best interests of the Company, (iii) actually received an improper personal benefit in money, property, or services, or (iv) in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to these persons, pursuant to the foregoing provisions or otherwise, the SEC is of the opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Our indemnification obligations may require us to use our cash resources to indemnify rather than to pay general operating expenses, interest payments on the Notes and amounts due upon maturity of the Notes.

Illiquidity of real estate investments could significantly impede our ability to sell our investments or otherwise respond to adverse changes in the performance of our investments.

Our business plan calls for us to purchase, manage, and dispose of loans secured by commercial real estate with a term of between twenty-four and thirty-six months. Because real estate investments are relatively illiquid the real estate market is affected by many factors beyond our control, including:

•	adverse changes in international, national, regional and local economic and market conditions;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	the ongoing need for capital improvements, particularly in older structures;

•	changes in operating expenses; and

•	civil unrest, acts of God, including earthquakes, hurricanes, floods and other natural disasters, which may result in uninsured losses, and acts of war or terrorism.

A decline in the value of the security for our loan portfolio may materially and adversely impact our financial condition and results of operations in future periods and our ability to repay the Notes.

We may be required to foreclose on one or more of our secured loans to our customers.

We may be required to expend funds to take possession of the commercial real estate that we intend to require as security for our loans to our customers in the event one of them defaults on its obligations to us. In that event, we may also need to expend funds to correct defects or to make improvements before that property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements. Further, the resulting additional expenses and operational requirements associated with such efforts may materially and adversely impact our financial condition and results of operations in future periods and our ability to repay the Notes.

12

USE OF PROCEEDS

The net proceeds to us from the sale of up to $40,000,000 of Notes in this Offering will vary depending upon the total principal amount of Notes sold. The following table summarizes, in order of priority the anticipated application of the proceeds we will receive from this Offering if the maximum dollar value of Notes is sold:

	Amount Assuming Maximum Offering	Percent of Maximum
Gross Offering	$40,000,000	100%
Commissions and Fees, Other Offering Expenses [1]	$1,900,000	4.75%
Net Proceeds	$38,100,000	95.25%

Use of Net Proceeds

Acquire loans secured by commercial real property [2]	$38,050,000	95.125%
General and Administrative [3]	$50,000	0.125%

TOTAL APPLICATION OF PROCEEDS	$40,000,000	100%

__________

1 Commissions and Fees, Other Offering Expenses: We have entered into service agreements with JumpStart Securities, LLC, a member of FINRA, to provide brokerage services for the offering. JumpStart Securities, LLC will receive a commission/brokerage fee of $20,000 plus 1.5% of the aggregate amount of gross proceeds from the offering. Additionally, escrow and technology fees for payment facilitation will equal 3% assuming the offering is completely fulfilled. We estimate that other offering expenses payable by us, including, but not limited to, legal and accounting fees, and other miscellaneous related expenses, will approximate $80,000.

2 Loan Purchases: We intend to use the majority of the net proceeds of this Offering to acquire loans secured by commercial real property. Our customers will generally use the proceeds of our loans to develop new, or rehabilitate existing, commercial real estate projects for resale.

3 General and Administrative: NPL Capital LLC, an entity owned and controlled by our VP of Operations, Tiger Mynarcik, has agreed to provide us with office space and equipment and basic administrative support services until such time as we are able to invest the proceeds of this offering and begin to generate revenue from our loan portfolio. We also expect to utilize some of the net proceeds of this offering to pay for outside professional services including legal and accounting and, as needs dictate, to hire staff to value and acquire loans and actively manage and service the loan portfolio.

In the event that less than the maximum number of new Notes is sold we anticipate application of the proceeds we will receive from this Offering will be as follows:

	Amount Assuming 50% of Offering	Percent	Amount Assuming 25% of Offering	Percent
Gross Offering	$20,000,000	100%	$10,000,000	100%
Commissions and Fees, Other Offering Expenses [1]	$1,000,000	5.0%	$550,000	5.5%
Net Proceeds	$19,000,000	95.0%	9,450,000	94.5%

Use of Net Proceeds
Acquire loans secured by commercial real property [2]	$18,950,000	94.75%	$9,400,000	94.0%
General and Administrative [3]	$50,000	0.25%	$50,000	0.5%

TOTAL APPLICATION OF PROCEEDS	$20,000,000	100%	$10,000,000	100%

____________

1 Commissions and Fees, Other Offering Expenses: We have entered into service agreements with JumpStart Securities, LLC, a member of FINRA, to provide brokerage services for the offering. JumpStart Securities, LLC will receive a commission/brokerage fee of $20,000 plus 1.5% of the aggregate amount of gross proceeds from the offering. Additionally, escrow and technology fees for payment facilitation will equal 3% assuming the offering is completely fulfilled. We estimate that other offering expenses payable by us, including, but not limited to, legal and accounting fees, and other miscellaneous related expenses, will approximate $80,000.

2 Loan Purchases: We intend to use the majority of the net proceeds of this Offering to acquire loans secured by commercial real property. Our customers will generally use the proceeds of our loans to develop new, or rehabilitate existing, commercial real estate projects for resale.

3 General and Administrative: NPL Capital LLC, an entity owned and controlled by our VP of Operations, Tiger Mynarcik, has agreed to provide us with office space and equipment and basic administrative support services until such time as we are able to invest the proceeds of this offering and begin to generate revenue from our loan portfolio. We also expect to utilize some of the net proceeds of this offering to pay for outside professional services including legal and accounting and, as needs dictate, to hire staff to value and acquire loans and actively manage and service the loan portfolio.

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PLAN OF DISTRIBUTION

We are offering up to a total of up to up to $40,000,000 in unsecured promissory notes, having repayment terms of, at the option of Subscriber: (A) a term of two years, bearing simple interest at a rate of 8% per annum (the “Type A Notes”); (B) a term of three years, bearing simple interest at a rate of 9.0% per annum (the “Type B Notes”); or (C) a term of five years, bearing simple interest at a rate of 10% per annum (the “Type C Notes” and, together with the Type A Notes and Type B Notes, the Notes”). There is no limit on the dollar value of any of the types of notes offered as a percentage of the total offering. Interest only on all Notes will be paid monthly on the basis of a 360 day year with the principal due at maturity. The minimum investment amount for a single investor is a single Note in the principal amount of $1,000. The Notes will be offered on a continuing basis to commence promptly after the date this Offering Circular is qualified. In our sole discretion, we have the right to terminate the offering at any time, even before we have sold all of the $40,000,000 in Notes. There are no specific events which might trigger our decision to terminate the offering.

We have retained Jumpstart Securities, LLC as a FINRA registered broker-dealer for this transaction. Participating broker-dealers, if any, and others may be indemnified by us with respect to this offering and the disclosures made in this Offering Circular. These provisions apply to all FINRA members participating in this offering, including, but not limited to, Jumpstart Securities, LLC. JumpStart Securities will not receive any finders fees, but will receive a commission/brokerage fee of $20,000 plus 1.5% of the aggregate amount of gross proceeds from the offering. Additionally, escrow and technology fees for payment facilitation will equal 3% assuming the offering is completely fulfilled. The maximum amounts of all items of underwriting compensation in connection with this offering, pursuant to FINRA rule 5110(c)(2)(C).

In return for the aforementioned compensation, JumpStart will provide the company: advisory services, marketing, data analytics, background checks, investor accreditation, subscription agreement review, investment limit review, registered agency, data transmission, and back-office activities,

Notwithstanding the retainer of JumpStart Securities as noted above, we may pay selling commissions to other participating broker-dealers who are members of FINRA for shares sold by them, equal to a percentage of the purchase price of the Notes that they sell. We may pay finder’s fees to persons who refer investors to us. We may also pay consulting fees to consultants who assist us with the Offering, based on invoices submitted by them for advisory services rendered. As of the date of this Offering Circular, the Company has not retained or engaged with any other broker-dealers, consultants, or finders.

In addition to the commissions and fees paid to broker-dealers, we will pay all other expenses incurred in this offering including, but not limited to, legal and accounting fees, printing costs, and other miscellaneous related expenses.

There is no minimum offering required for this offering to close. All funds received as a result of this offering will be immediately available to us for our general business purposes.

Notes are being offered on a “best efforts” basis and there can be no assurance that all or any of the Notes offered will be subscribed. We cannot assure you that all or any of the Notes offered will be sold. No one has committed to purchase any of the Notes offered. Therefore, we may sell less than the maximum dollar amount of Notes, in which case our ability to execute our business plan could be adversely affected. We reserve the right to withdraw or cancel this offering and to accept or reject any subscription in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.

If we do not raise enough money to effectuate our business plan in this offering, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and are not successful, we may have to reduce, suspend or cease operations.

In addition, we plan to enter into an agreement with Prime Trust, LLC to provide technology related services related to the Offering. Pursuant to the proposed Technology Agreement, Prime Trust LLC will host the offering materials, provide for electronic execution, process payment of subscription payments, and provide related services to facilitate paperless subscription processing.

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Subscription checks, if any, should be sent to Prime Trust, LLC, 10890 S. Eastern Ave., Suite 114, Henderson, NV 89052 and be made payable to “Prime Trust, LLC as Escrow Agent for Investors in Kula2 Securities Offering.” If a subscription is rejected, funds will be returned to subscribers within ten days of such rejection without deduction or interest. Upon acceptance by us of a subscription, a confirmation of such acceptance will be sent to the subscriber by the Company.

Under no circumstance will Jumpstart, LLC solicit any investment in the Company, recommend the Company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. JumpStart Securities, LLC is not distributing any securities offering prospectuses or making any oral representations concerning the securities offering prospectus or the securities offering. Based upon JumpStart Securities, LLC’s anticipated limited role in this offering, it has not and will not conduct extensive due diligence of this securities offering and no investor should rely on JumpStart’s involvement in this offering as any basis for a belief that it has done extensive due diligence. JumpStart does not expressly or impliedly affirm the completeness or accuracy of the Offering Circular presented to investors by the issuer. All inquiries regarding this offering should be made directly to the Company.

Offering Period and Expiration Date

This offering will commence on the qualification of this Offering Circular, as determined by the Securities and Exchange Commission and continue until the offering is completed or otherwise terminated by us. Funds received from investors will be counted towards the minimum subscription amount only if the form of payment, such as a check, clears the banking system and represents immediately available funds held by us prior to the termination of the subscription period.

Procedures for Subscribing

The minimum investment amount for a single investor is a single Note in the principal amount of $500. Any subscription checks should be sent to Prime Trust, LLC, 10890 S. Eastern Ave., Suite 114, Henderson, NV 89052 and be made payable to “Prime Trust, LLC as Escrow Agent for Investors in Kula2 Securities Offering.” If a subscription is rejected, all funds will be returned to subscribers within ten days of such rejection without deduction or interest as required by and in accordance with the requirements of U.S. Securities and Exchange Commission Rule 10b-9. Upon acceptance by us of a subscription, a confirmation of such acceptance will be sent to the subscriber.

Right to Reject Subscriptions

We maintain the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned by us to the subscriber, without interest or deductions.

Investor Suitability

This is an offering made under “Tier 2” of Regulation A, and the Notes will not be listed on a registered national securities exchange upon qualification. Therefore, the Notes will be sold only to a person if the aggregate purchase price paid by such person is no more than 10% of the greater of such person’s annual income or net worth, not including the value of his primary residence, as calculated under Rule 501 of Regulation D promulgated under Section 4(a)(2) of the Securities Act of 1933, as amended. See the Subscription Documents in the Exhibits to this Offering Circular. In the case of sales to fiduciary accounts (Keogh Plans, Individual Retirement Accounts (IRAs) and Qualified Pension/Profit Sharing Plans or Trusts), the above suitability standards must be met by the fiduciary account, the beneficiary of the fiduciary account, or by the donor who directly or indirectly supplies the funds for the purchase of the Notes. Prospective purchasers who do meet the definition of an “Accredited Investor” as set forth under Rule 501(a) of Regulation D are not subject to these limits. These standards represent minimum suitability requirements for prospective investors, and the satisfaction of such standards does not necessarily mean that an investment in the Company is suitable for such persons.

15

The Notes may not be offered, sold, transferred, or delivered, directly or indirectly, to any person who (i) is named on the list of “specially designated nationals” or “blocked persons” maintained by the U.S. Office of Foreign Assets Control (“OFAC”) at www.ustreas.gov/offices/enforcement/ofac/sdn or as otherwise published from time to time, (ii) an agency of the government of a Sanctioned Country, (iii) an organization controlled by a Sanctioned Country, or (iv) is a person residing in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC. A “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at www.ustreas.gov/offices/enforcement/ofac/sdn or as otherwise published from time to time. Furthermore, the Notes may not be offered, sold, transferred, or delivered, directly or indirectly, to any person who (i) has more than fifteen percent (15%) of its assets in Sanctioned Countries or (ii) derives more than fifteen percent (15%) of its operating income from investments in, or transactions with, sanctioned persons or Sanctioned Countries.

DESCRIPTION OF SECURITIES BEING OFFERED

The Notes shall be titled “Unsecured Promissory Note” and will be issued in principal increments of $500.00 with a minimum principal amount for each Note upon issuance of $500.00. The Company will issue a maximum $40,000,000 in total principal amount of the Notes. There are no Notes outstanding as of June 15, 2020.

We are offering Notes with three different repayment terms, which we have designated as either Type A Notes or Type B Notes or Type C Notes, as selected by each Subscriber. The term of the Type A Notes shall be two years and shall bear simple interest at a rate of 8 % per annum. The term of the Type B Notes shall be three years and shall bear simple interest at a rate of 9% per annum. The term of the Type C Notes shall be five years and shall bear simple interest at a rate of 10% per annum. Interest on the Notes shall be calculated on the basis of a 360 day year, and shall be paid monthly, interest only, without amortization, in arrears, commencing on the first business day of the second calendar month following the date of issuance. The principal and then-remaining unpaid and accrued interest shall be paid on maturity (two years for Type A Notes, three years for Type B Notes and five years for Type C Notes) unless sooner accelerated. The Company may prepay a portion or all of any Note without premium or penalty. Any partial pre-payment shall be applied to accrued, unpaid interest before principal.

The Notes do not provide for rights of conversion or redemption. The Notes are not secured by lien, or otherwise. The Company will not set aside funds in a sinking fund to pay interest or principal on the Notes.

The Notes are subordinated to any current or future debt to banks, financial institutions and secured creditors. The Company does not have any debt that is senior to the Notes as of June 15, 2020. The Notes do not limit issuance of future senior or junior debt or other securities. There are presently no other Company-authorized securities that materially limit or qualify a Noteholders’ rights under the Notes.

The Notes provide for acceleration of payment in the event of an uncured event of default. Defaults include: i) material breach of the Note not cured within five (5) days of written notice; ii) creditor assignment; iii) appointment of a receiver or trustee over a substantial portion of Company assets lasting more than 30 days; or iv) bankruptcy, insolvency, reorganization or liquidation proceeding, or other debt relief proceeding lasting more than 60 days. The Company is not required to periodically substantiate a lack of default or compliance with the Notes. No third party has been retained to monitor the Company’s performance under the terms of the Notes and consequently, each noteholder will need to monitor the Company’s performance of its payment obligations directly.

There is no loan modification program in place and there is no intention at this time to create any such program. A Note may only be modified in writing signed by the Company and the Noteholder.

There is currently no market for our Notes. We do not anticipate that a market for the Notes will develop as we do not intend to apply to any exchange or listing service where such a market may develop. We cannot give you any assurance that the Note you purchase will ever have a market or that if a market for our Notes ever develops, that you will be able to sell your Note. In addition, even if a public market for our Notes develops, there is no assurance that a secondary public market will be sustained.

We are a corporation, organized and existing under the laws of the state of Nevada. Our sole class of capital stock consists of 10,000,000 shares of authorized common stock, 1,200,000 of which is issued and outstanding as of June 15, 2020. The holders of our common stock vote to elect our Directors.

16

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Offering Circular as having prepared or certified any part of this Offering Circular or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Notes was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Bryan R. Clark, PC, our independent legal counsel, has provided an opinion on the validity of the Notes.

Larson & CompanyPC, Certified Public Accountants, our independent registered public accounting firm, has audited our financial statements included in this Offering Circular and Offering Statement to the extent and for the periods set forth in their report. Larson & Company has presented their report with respect to our audited financial statements. The report of Larson & Company is included in reliance upon their authority as experts in accounting and auditing.

DESCRIPTION OF BUSINESS

Principal Place of Business

Our principal executive offices are located at 6350 W. Cheyenne Ave., Las Vegas, Nevada 89108. Our telephone number is (702) 582-7667. NPL Capital LLC, an entity owned and controlled by our VP of Operations, Tiger Mynarcik, has agreed to provide us with office space and equipment and basic administrative support services until such time as we are able to invest the proceeds of this offering and begin to generate revenue from our loan portfolio.

We do not have a written sublease or other contractual arrangement in place at this time for our use of the offices nor do we compensate NPL Capital for the use of our office space.

Company Overview

We are a commercial real estate lending company. Our business model is to acquire and service loans secured by commercial real estate although our management retains the discretion to engage in other business or lending activity. Our objective is to generate current income while remaining focused on capital preservation. We strive to maintain a healthy margin of safety on every investment we make. We anticipate that a significant number of our loans will be to entities that are owned and controlled by Brock Metzka, a real estate developer based in Las Vegas, Nevada, and the control person of one of our founding shareholders, SB Equity Management LLC, a Nevada limited liability company.

Business Model

We will generate revenue in the form of interest income and fees from the loans we intend to purchase and manage using the net proceeds of this Offering. Our sole officer and director, Robert Rink, has built a full-service mortgage brokerage firm in Pinnacle Lending Group, Inc., that we expect will generate a steady flow of qualifying secured loans for us to acquire and service. We will also consider purchasing loans from unrelated commercial mortgage brokers and bankers. We will earn net profits by earning interest income and fees in an amount in excess of the interest we must pay on the Notes and our anticipated overhead. We anticipate purchasing only newly originated loans from Pinnacle Lending Group, Inc. or other sources and not any existing loans.

The margin of safety in the loans that we expect to purchase is the difference between the loan amount and the value of the underlying property. Should one or more of our borrowers default, we anticipate being able to foreclose on the property and sell it to recoup our investment, plus any past due interest. If the loan is sufficiently secured, i.e. the property value is high relative to the loan amount, then the investment should not lose money even if the borrower defaults on the loan. The secured loans we expect to acquire will have a loan-to-value ratio of 90% or better, although there may be circumstances where we exceed that ratio. To confirm that the loan-to-value of a loan falls within this range, and that a loan is otherwise an appropriate investment, we will require a qualified appraisal as part of our loan evaluation criteria.

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Although our management retains broad discretion to vary from these guidelines, our plan is to acquire loans in the $250,000 to $3.0 million range in a number that will vary depending upon the net proceeds of this offering. We will seek loans with a duration of 9 to 36 months, that pay between 12% and 14%, where the proceeds are to be used by experienced real estate developers as construction financing on commercial real estate development or re-development projects. We expect that our loans will generally not need to be funded entirely at acquisition but will be funded in stages as construction on the underlying development project progresses. We will require construction control and disbursement procedures, managed by us or by an independent third party. We will also generally require that the loans feature an interest reserve, to be held by us, to better insure our ability to collect interest by our borrowers.

We also plan to limit the loans we purchase to those made to experienced real estate developers with established track records of successful projects. Our borrowers, including Mr. Metzka, are primarily private real estate developers focused on commercial and land developments or rehabilitation projects in the western United States. Our principals have a network of real estate professionals, including relationships with experienced developers with solid track records, and expect that their relationships will be able to generate sufficient quality lending opportunities to warrant deploying the net proceeds of this offering within our general criteria.

Sourcing Loans and Lending Criteria

While we will be open to purchasing loans from unrelated commercial mortgage brokers and bankers, we anticipate that we will acquire a majority of our loans from Pinnacle Lending Group, Inc. with the net proceeds of this Offering, which is owned and controlled by our sole officer and director, Robert Rink. We expect to purchase loans for the full face amount of the loans shortly after origination. We further expect to be able to acquire loans that generally fit the following general criteria:

Loan Amount	$250,000 - $3.0 million
Rate	Anticipated 12% to 14%
Loan-to-Value	90% or better
Term	9 to 36 months
Construction Control	Generally will be required
Interest Reserve	Generally will be required
Additional Recourse	Limited personal guarantees from principals of borrowers, may include completion guaranty
Required Insurance	Title insurance, property and casualty
Collateral Type	First or second priority mortgage or deed of trust on subject property
Types of Loans	Commercial real estate development or re-development
Lending Area	Primarily western United States

Pinnacle Lending Group, Inc. originates loans secured by both residential and commercial real property. Its underwriting processes and standards are not fixed, but rather vary by collateral type and other relevant factors on a transaction by transaction basis, including geographic location, borrower’s credit history and resources, borrower’s past performance with Pinnacle Lending Group, Inc. loans (if any), and the borrower’s prior experience with the collateral type. Generally, Pinnacle Lending Group, Inc. will require a loan-to-value ratio of not less than ninety percent (90%).

We anticipate that loans to entities controlled by one of our founding shareholders, Brock Metzka, will constitute a substantial portion of our loan portfolio. Mr. Metza is a real estate developer and holds general contractor licenses in Nevada, Arizona and North Dakota. He expects to need funding on terms that fit our general lending criteria to finance the acquisition and initial development of small commercial projects for resale. For those projects located in Nevada or Arizona, Mr. Metzka will act as general contractor in addition to developer.

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Pinnacle Lending Group, Inc. generates a substantial number of commercial loans from borrowers unaffiliated with Mr. Metzka that we would also consider suitable for purchase. For example, in 2017 Pinnacle Lending Group, Inc. originated 16 non-residential, secured loans with a cumulative principal value of $18.452 million. The average interest rate of for these 2017 originated loans was 12% per annum, plus an average of 2.75% in origination and other fees. As of December 31, 2019, all of these 2017 loans had been repaid in full.

In 2018 Pinnacle Lending Group, Inc. originated 19 non-residential, secured loans with a cumulative principal value of $22.872 million. The average interest rate of for these 2018 originated loans was 12.25% per annum, plus an average of 3% in origination and other fees. As of December 31, 2019, all of these 2018 loans had been repaid in full.

In 2019 Pinnacle Lending Group, Inc. originated 25 non-residential, secured loans with a cumulative principal value of $44.5 million with an average interest rate of 8.6% per annum, plus an average of 1.5% in origination and other fees. As of December 31, 2019, all of these 2019 loans were outstanding and performing in accordance with their terms. Pinnacle Lending Group estimates that it will generate a total of approximately $22 million in similar loans during 2020.

Competition

Our primary competition will be other private lenders that make loans secured by commercial real estate in the same markets in which we intend to make loans. These competitors will have longer operating histories and may have established relationships with the real estate developers and investors that will comprise our primary customer base. They may also have similar or better interest rates and contract terms than we will be offering. Our anticipated competitors include Ignite Funding Group, Mojave Capital and Capella Mortgage. Each is a large, established private lender to commercial real estate developers and investors that operates within our same geographic region.

Sales and Marketing Strategies

We anticipate that between Mr. Metzka and other loans generated by Pinnacle Lending Group, Inc., an entity owned and controlled by our sole officer and director, Robert Rink, there will be sufficient demand for our loans to fully deploy the proceeds of this offering on terms consistent with our lending criteria. As a result, we have not engaged in any marketing or sales efforts, nor do we expect that it will be necessary to do so for at least the next twelve months.

Research and Development Expenditures

We have not incurred any research and development expenditures since our incorporation. We do not anticipate incurring any research and development expenses for at least the next twelve months.

Subsidiaries and Corporate Structure

We have no subsidiaries or parent corporations.

Intellectual Property

We do not have any significant intellectual property.

Regulatory Matters

We are currently not aware of regulations that may affect our ability to purchase and service loans secured by commercial real estate. However, in the future, we may be affected by other proposed and potential future regulations or regulatory actions which could adversely affect our business, financial condition and results of operations.

Employees

We currently do not have any part time or full-time employees.

Environmental Laws

We are not governed or regulated by environmental laws. To date, we have not incurred and do not anticipate incurring any expenses associated with environmental laws.

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DESCRIPTION OF PROPERTY

We currently do not own or lease any real property. Our principal executive offices are located at 6350 W. Cheyenne Ave., Las Vegas, Nevada 89108. Our telephone number is (702) 582-7667. NPL Capital LLC, an entity owned and controlled by our VP of Operations, Tiger Mynarcik, has agreed to provide us with office space and equipment and basic administrative support services until such time as we are able to invest the proceeds of this offering and begin to generate revenue from our loan portfolio.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings. We are not aware of any pending legal proceeding to which any of our officers, directors, or any beneficial holders of 5% or more of our voting securities are adverse to us or have a material interest adverse to us.

Our agent for service of process in Nevada is Clark Agency, LLC, 6910 S. Cimarron, Suite 240, Las Vegas, NV 89113.

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Table of Content

Kula Ventures #2 LTD.

FINANCIAL STATEMENTS AND INDEPENDENT AUDITOR’S REPORT

For the Period of February 3, 2020 (Inception) through February 29, 2020

F-1

Table of Content

KULA VENTURES #2 LTD.

F-2

Independent Auditor’s Report

The Board of Directors

Kula Ventures #2 LTD.:

We have audited the accompanying financial statements of Kula Ventures #2 LTD., which comprises the balance sheet as of February 29, 2020, and the related statement of income, changes in stockholders’ equity, and cash flows for the period of February 3, 2020 (inception) through February 29, 2020, and the related notes to the financial statements (herein referred to as “financial statements”).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kula Ventures #2 LTD. as of February 29, 2020, and the results of its operations and its cash flows for the period of February 3, 2020 (inception) through February 29, 2020, in accordance with accounting principles generally accepted in the United States of America.

Salt Lake City, Utah

March 20, 2020

F-3

Kula Ventures #2 LTD.

Balance Sheet

As of February 29, 2020

ASSETS

Current assets:
Cash and cash equivalents	$59,980

Total assets	$59,980

LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
Accounts payable	1,475

Total liabilities	$1,475

Stockholders' equity:
Common stock, $.001 par, 1,200,000 shares authorized, 1,200,000 shares issued and outstanding	$1,200
Additional paid-in capital	58,800
Accumulated deficit	(1,495)

Total stockholders' equity	58,505

Total liabilities and stockholders' equity	$59,980

The accompanying notes to the financial statements are an integral part of these statements.

F-4

Kula Ventures #2

Statement of Income

For the Period of February 3, 2020 (Inception) through February 29, 2020

Income	$-

Expenses
Organizational fees	1,475
Bank charges	20

Total operating expenses	1,495

Net loss	$(1,495)

The accompanying notes to the financial statements are an integral part of these statements.

F-5

Kula Ventures #2

Statement of Changes in Stockholders’ Equity

For the Period of February 3, 2020 (Inception) through February 29, 2020

	Common Units	Common Stock	Additional Paid-in- Capital	Accumulated Deficit	Total Stockholders' Equity

Balance at February 3, 2020 (inception)	-	$-	$-	$-	$-
Common Stock	1,200,000	1,200	58,800	-	60,000
Net loss	-	-	-	(1,495)	(1,495)

Balance at February 29, 2020	1,200,000	$1,200	$58,800	$(1,495)	$58,505

The accompanying notes to the financial statements are an integral part of these statements.

F-6

Kula Ventures #2

Statement of Cash Flows

For the Period of February 3, 2020 (Inception) through February 29, 2020

Cash flows from operating activities:
Net income (loss)	$(1,495)
Adjustments to reconcile net income to net cash flows from operating activities:

Increase (decrease) in liabilities:
Accounts payable	1,475

Net cash flows from operating activities	(20)

Cash flows from financing activities:
Issuance of common stock	60,000

Net cash flows from financing activities	60,000

Net change in cash and cash equivalents	59,980

Cash and cash equivalents at beginning of year	-

Cash and cash equivalents at end of year	$59,980

Supplemental disclosures of cash flow information:
Cash paid for interest expense	$-
Cash paid for income taxes	$-

The accompanying notes to the financial statements are an integral part of these statements.

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Kula Ventures #2 LTD.

Notes to the Financial Statements

For the Period of February 3, 2020 (Inception) through February 29, 2020

1.	ORGANIZATION

Kula Ventures #2 LTD. (the “Company”) was organized as a corporation in the state of Nevada on February 3, 2020, primarily to invest in construction real estate projects and, to a lesser extent, to provide secured real estate loans, and to engage in any and all general business activities related or incidental to such purpose, however, the Company shall not conduct any banking, insurance or trust company business.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) using the accrual method of accounting. All income is recorded when earned and all expenses are recorded when incurred regardless of when such amounts are received or paid.

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, the actual outcome of the estimates could differ from the estimates made in the preparation of the financial statements.

Cash and Cash Equivalents

The Company considers all highly liquid financial instruments purchased with an original maturity of three months or less to be cash equivalents.

Organization and Start-up Costs

The costs incurred in connection with the Company formation and start-up period are minimal and have been expensed.

Federal Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes for operating losses that are available to offset future taxable income.

The Company assesses its income tax positions for all years subject to examination based on evaluation of the facts, circumstances, and information available at the reporting date. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized. As of February 29, 2020, the Company did not have any uncertain tax positions. Generally, the Company’s tax years remain subject to examination by the Internal Revenue Service for U.S. federal tax purposes for three years from the date the returns are filed.

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Kula Ventures #2 LTD.

Notes to the Financial Statements

For the Period of February 3, 2020 (Inception) through February 29, 2020

3.	STOCKHOLDERS’ EQUITY

The Company currently has authorized and issued 1,200,000 shares of common stock. As of February 29, 2020, all of the Common Units have been issued to NPL Capital, LLC, RAR Limited, and SB Equity Management, LLC. Each unit of common stock will be entitled to one vote in regards to Company matters.

4.	SUBSEQUENT EVENTS

In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through the date of the audit report, which is the date the financial statements were available to be issued. No subsequent events were noted that would require additional disclosure in these financial statements.

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MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations for the period from February 2020 (inception) to February 29, 2020.

From the period from our inception on February 3, 2020, through February 29, 2020, the company did not generate any revenue. During the same period, we incurred $1.495 in expenses from inception through February 29, 2020. Our expenses consisted of $1,475 in organizational fees and $20 in bank charges. These expenses were paid from our general working capital.

As we continue with our plan of operations, as outlined above, we expect that our gross revenue and our expenses will increase rapidly.

Liquidity and Capital Resources

As of February 29, 2020, our working capital was $58,505, consisting primarily of cash in the amount of $59,980. Our current liabilities totaled $1,475 as of February 29, 2020, consisting of our organizational setup fees.

To date, our operations have been funded through the sale of common stock in private offerings to our three founding shareholders. Our ability to successfully execute our business plan is contingent upon us obtaining additional financing and/or upon realizing revenue sufficient to fund our ongoing expenses. Until we are able to sustain our ongoing operations through operating revenue, we intend to fund operations through debt and/or equity financing arrangements, which may be insufficient to fund our capital expenditures, working capital, or other cash requirements. We do not have any formal commitments or arrangements for the sales of equity or the advancement or loan of funds at this time. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all.

We anticipate that if we are successful in selling the maximum principal value of Notes in this offering that the net proceeds will be sufficient to meet our cash requirements for the next six months.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICIANT EMPLOYEES

We are a Nevada corporation internally managed by our directors and appointed officers. We have two key executives, Robert Rink and Tiger Mynarcik. The names, ages, and respective positions of our key executives are set forth below:

Name	Age	Present Position	Term of Office(s)	Approximate hours per week
Robert Rink	48	President, Treasurer, Secretary, Director	Inception-Present	3-5
Tiger Mynarcik	53	VP Operations	Inception-Present	10-15

Robert Rink

Mr. Rink, 48, has served as our sole officer and director since inception and in that capacity is generally responsible for all aspects of our operations. In addition, from 2010 through present, Mr. Rink has also been the President and owner of Pinnacle Lending Group, Inc. a licensed Nevada mortgage lender. Mr. Rink co-founded Pinnacle Lending Group, Inc. in 2006. Mr. Rink has also been the sole officer and director of Kula Ventures Ltd., a Nevada corporation, since its inception in April 2019. Mr. Rink holds a bachelor’s degree in Business Marketing from the University of Nevada, Las Vegas, awarded in 1999.

We anticipate that Mr. Rink will initially need to dedicate between 3-5 hours per week to the Company. That time commitment will likely increase as we are able to purchase loans with the net proceeds of this offering.

Tiger Mynarcik

Mr. Mynarcik, 53, has served as our Vice President of Operations since inception and in that capacity will generally have primary responsibility for evaluating prospective loans for us to purchase and, once purchased, will administer and manage those loans. Mr. Mynarcik has also held the identical role with Kula Ventures Ltd., a Nevada corporation, since its inception in April 2019

Since approximately 1994, Mr. Mynarcik’s primary occupation has been as a self-employed licensed Nevada real estate broker and property manager through his firm Tradewinds Investments and as a Nevada and Arizona registered mortgage loan originator. As a property manager, Mr. Mynarcik manages approximately $200 million in income producing properties (residential, multi-family and commercial) in the Las Vegas area for third-party clients. Mr. Mynarcik is also an experienced real estate developer, having developed multiple projects in the Las Vegas area during his career, including the Rancho Alexander Business Park, the Edward Homes Business Park, the Sunset Parkson Retail Center and the Mountain Vista Office Park.

Since April 2018, he has also worked for Pinnacle Lending Group, Inc. on an intermittent, as-needed basis as a special projects manager, in which capacity he reports to Mr. Rink. At Pinnacle Lending Group, Inc., Mr. Mynarcik is generally responsible for project financing, loan origination, processing and underwriting in connection with Pinnacle Lending Group, Inc.’s non-residential lending business.

We anticipate that Mr. Mynarcik will initially need to dedicate between 10-15 hours per week to the Company. That time commitment will likely increase as we are able to purchase loans with the net proceeds of this offering

Term of Office

Our officers are appointed for an indefinite term of office until their resignation or removal from office in accordance with our bylaws by our board of directors. Our directors are elected by our common stockholders annually.

Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

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Involvement in Certain Legal Proceedings

Except as noted below, to the best of our knowledge, during the past five years, none of the following occurred with respect to our director, any person nominated to become a director, or any executive officer of the company: (1) A petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing; or (2) Such person was convicted in a criminal proceeding (excluding traffic violations and other minor offenses).

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

We currently do not compensate any of our key executives for services provided to us. We anticipate that we will compensate our sole officer and director, Robert Rink, and our VP of Operations, Tiger Mynarcik, for their services to us commencing at such time as our board determines that our cash flow can reasonably support compensation payments. We do not have a written compensation agreement with Mr. Rink or with Mr. Mynarcik at this time.

Summary Compensation Table

The following table sets forth the compensation earned by Executive Officers during the last two fiscal years:

Name and Principal Position	Year	Cash Compensation ($)	All Other Compensation ($)	Total ($)
Robert Rink,	2020	0	0	0
President, Treasurer, Secretary, Director	2019	0	0	0
Tiger Mynarcik,	2020	0	0	0
VP Operations	2019	0	0	0

During the fiscal year ended February 29, 2020, our sole officer and director, Robert Rink, did not receive any compensation. During the fiscal year ended February 29, 2020, our VP of Operations, Tiger Mynarcik, did not receive any compensation.

We anticipate that we will compensate both of Mr. Rink and Mr. Mynarcik for their services to us as officers commencing at such time as our board determines that our cash flow can reasonably support compensation payments. We do not have a written compensation agreement with Mr. Rink or with Mr. Mynarcik at this time.

Our sole director is Mr. Rink. Our directors do not currently receive any compensation from the Company for their service as directors of the Company. We have not agreed to separately compensate Mr. Rink for his services as a director, nor do we anticipate doing so.

To date, we have not adopted an equity option plan or other equity compensation plan and have not issued any common or preferred stock, options, or other securities as compensation.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth, as of June 15, 2020 the beneficial ownership of our common stock by each executive officer and manager, by each person known by us to beneficially own more than 5% of our common stock and by the executive officers and directors as a group. Except as otherwise indicated, all shares are owned directly and the percentage shown is based on 1,200,000 shares of common stock issued and outstanding.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class %
Common Stock	RAR Limited [2] PO Box 231135 Las Vegas, NV 89105	400,000	-	33 1/3%
Common Stock	NPL Capital LLC [1] 6350 W Cheyenne Ave Las Vegas, NV 89108	400,000	-	33 1/3%
Common Stock	SB Equity Management LLC [3] 197 California St Ste 300 Las Vegas, NV 89104	400,000	-	33 1/3%
Total		1,200,000		100%

__________

1 RAR Limited, a Nevada limited liability company, is owned and controlled by our sole officer and director, Robert Rink.

2 NPL Capital LLC, a Nevada limited liability company, is owned and controlled by our VP of Operations, Tiger Mynarcik.

3 SB Equity Management LLC, a Nevada limited liability company, is owned and controlled by Brock Metzka.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFCATION FOR SECURITIES ACT LIABILITIES

In accordance with the provisions in our Bylaws, we will indemnify an officer, manager, member, or former officer or manager, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Common Stock Purchases

On February 27, 2020, we sold 400,000 shares of restricted common stock, par value $0.001 per share, to RAR Limited, an entity owned and controlled by our sole officer and director, Robert Rink, at a per share price of $0.05, for a total purchase price of $20,000.00.

On February 27, 2020, we sold 400,000 shares of restricted common stock, par value $0.001 per share, to NPL Capital LLC, and entity owned and controlled by Tiger Mynarcik, our VP of Operations, at a per share price of $0.05, for a total purchase price of $20,000.00.

Although we have not purchased any loans as of the date of this Offering Circular, we anticipate that loans to entities controlled by Brock Metzka will constitute a substantial portion of our loan portfolio. Mr. Metzka owns and is the manager of SB Equity LLC, which owns 33 1/3% of our issued and outstanding common stock. See “DESCRIPTION OF BUSINESS.”

AVAILABLE INFORMATION

We have filed a Regulation A Offering Statement on form 1-A under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the Notes offered through this Offering Circular. This Offering Circular is filed as a part of that Offering Statement but does not contain all of the information contained in the Offering Statement and exhibits. Statements made in the Offering Statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our Offering Statement and each exhibit attached to it for a more detailed description of matters involving the company. You may inspect the Offering Statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the Offering Statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, NE, Washington, DC 20549. Please Call the Commission at (202) 942-8088 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a Web Site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our Offering Statement and the referenced exhibits can also be found on this site.

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PART III -- EXHIBITS

Exhibits Index

Exhibit Number	Description
1	Broker-Dealer Agreement with Jumpstart Securities LLC
2A	Articles of Incorporation
2B	Bylaws
3A	Form of Type A Promissory Note (8.0%; 2 year term)
3B	From of Type B Promissory Note (9.0%; 3 year term)
3C	From of Type C Promissory Note (10.0%; 5 year term)
4	Form of Subscription Agreement
6	Technology Agreement
8	Escrow Agreement
11A	Consent of Larson & Company PC, Certified Public Accountants
12	Opinion and Consent of Bryan R Clark P.C.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on June 19, 2020.

KULA VENTURES #2 LTD.

By:	/s/ Robert Rink
Robert Rink
President

This offering has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Robert Rink
Robert Rink
President, Secretary/Treasurer, Director

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